Exhibit 99.1

Fred’s Pharmacy Comments on Termination of Walgreens-Rite Aid Merger and Related Agreement with Fred’s

Termination of asset purchase agreement with Walgreens and Rite Aid has no impact on Fred’s Pharmacy’s transformation

Strong team and right strategy in place to drive long-term shareholder value

MEMPHIS, Tenn.--(BUSINESS WIRE)--June 29, 2017--Fred’s, Inc. (“Fred’s Pharmacy” or the “Company”) (NASDAQ:FRED) today commented on the termination of the merger between Walgreens Boots Alliance, Inc. (“Walgreens”) (NASDAQ: WBA) and Rite Aid Corporation (“Rite Aid”) (NYSE: RAD) and the related asset purchase agreement of Fred’s with Walgreens and Rite Aid.

Michael K. Bloom, Chief Executive Officer, said, “While the acquisition of additional stores was an opportunity for growth, we always viewed it as a potential outcome that would accelerate our transformation, not define it. This is a disappointing outcome; however, the termination of the transaction has no impact on the Company’s transformation strategy or our ability to execute. We are as confident as ever that we have a strong team and the right strategy in place to drive long-term growth and profitability, and to enhance value for our shareholders. We are excited about what we have accomplished and are optimistic about the future.”

Mr. Bloom continued, “Our leadership team continues to deliver on its promise to optimize our business model and execute our healthcare strategy. We are capitalizing on opportunities to increase prescription comps in Retail Pharmacy, growing sales in Specialty Pharmacy and driving traffic into our front store. We also continue to optimize our store fleet, upgrade our talent, technology, supply chain and business processes. Our transformation is on track.”

On December 20, 2016, Fred’s Pharmacy announced that it signed an asset purchase agreement with Walgreens and Rite Aid to purchase 865 stores and certain other assets. Completion of the transaction was subject to approval by the Federal Trade Commission, as well as other customary regulatory approvals and closing conditions. Following the termination of the merger between Walgreens and Rite Aid, the Fred’s Pharmacy asset purchase agreement with Walgreens and Rite Aid has also been terminated. Fred’s Pharmacy will receive $25 million as reimbursement for expenses associated with the terminated transaction.

Forward Looking Statements

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. A reader can identify forward-looking statements because they are not limited to historical facts or they use such words as "outlook," "guidance," "may," "should," "could," "believe," "anticipate," "plan," "expect," "estimate," "forecast," "goal," "intend," "committed," "continue," or "will likely result" and similar expressions that concern the Company's strategy, plans, intentions or beliefs about future occurrences or results. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, the success of announced acquisition activities and future growth trends in businesses acquired; general economic trends; risks related to the possibility that the transactions may not close, including because one or more closing conditions to the transactions, including certain regulatory approvals, may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transactions, or may require conditions, limitations or restrictions in connection with such approvals; the risk that the businesses and acquired stores, as applicable, will not be integrated successfully; the risk of litigation and/or regulatory actions related to the proposed transaction; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; cyber-security threats; costs and delays in acquiring or developing new store sites; and the factors listed under "Risk Factors" in the Company's most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

About Fred’s Pharmacy

Tracing its history back to an original store in Coldwater, Mississippi, opened in 1947, today Fred’s Pharmacy is headquartered in Memphis, Tennessee, and operates 601 pharmacy and general merchandise stores, including 14 franchised Fred’s Pharmacy locations, and three specialty pharmacy-only locations. With a unique store format and strategy that combines the best elements of a healthcare-focused drug store with a value-focused retailer, Fred’s Pharmacy stores offer more than 12,000 frequently purchased items that address the healthcare and everyday needs of its customers and patients. This includes nationally recognized brands, proprietary Fred’s Pharmacy label products, and a full range of value-priced selections. The company has two distribution centers, one in Memphis, Tennessee, and Dublin, Georgia.

For more information about the Company, visit Fred’s website at www.fredsinc.com.

CONTACT:
Fred’s Pharmacy
Rick Hans, 901-238-2232
Executive Vice President, Chief Financial Officer and Secretary
or
Joele Frank, Wilkinson Brimmer Katcher
Ed Trissel / Steve Frankel / Dan Moore
212-355-4449